UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2007

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11484	13-3652685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Third Avenue, Suite #3400

Seattle, Washington 98101-3034

(Address of Principal Executive Offices)

(206) 654-0204

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 6, 2007 Hungarian Telephone and Cable Corp. (the “Company”) entered into secondment agreements with TDC A/S (“TDC”) regarding the services of Torben V. Holm and Alex Wurtz.

Messrs. Holm and Wurtz are employees of TDC but have been seconded to serve as executive officers of the Company. Mr. Holm has served as the Company’s President and Chief Executive Officer since May 2005 and Mr. Wurtz has served as the head of the Company’s business development since June 2005. TDC owns 62.4% of the Company’s outstanding common stock and warrants to purchase an additional 2,500,000 shares of the Company’s common stock at $10 per share. TDC also holds notes issued by the Company in the principal amount of $25 million.

Pursuant to the secondment agreement regarding Mr. Holm, the Company has agreed to to pay TDC €436,774 (approximately $572,000) for Mr. Holm’s services for the 12 month period from May 2005 to April 2006. Such amount covers certain costs incurred by TDC in employing Mr. Holm pursuant to his employment agreement with TDC, which costs include a post-tax “take-home” salary guarantee, contributions by TDC to a vested retirement fund for Mr. Holm and the costs of certain personal tax liabilities incurred by Mr. Holm. The Company has also agreed to reimburse TDC €51,783 (approximately $68,000) to cover the costs of a start-up bonus and a 2005 performance bonus paid by TDC to Mr. Holm. For the period from May 2006 until the end of Mr. Holm’s service to the Company, the Company has agreed to pay TDC €36,200 (approximately $47,000) per month to cover some of the monthly costs incurred by TDC for employing Mr. Holm. The Company is responsible for paying the monthly costs for Mr. Holm’s Budapest apartment (approximately $2,500 per month) and Mr. Holm’s airfare costs to commute back to his home in Denmark.

For Mr. Wurtz, the Company has agreed to pay TDC €208,815 (approximately $274,000) for Mr. Wurtz’s services for the 11 month period from June 2005 to April 2006. Such amount covers certain costs incurred by TDC in employing Mr. Wurtz pursuant to his employment agreement with TDC, which costs include a post-tax “take-home” salary guarantee, contributions by TDC to a vested retirement fund for Mr. Wurtz and the costs of certain personal tax liabilities incurred by Mr. Wurtz. The Company has also agreed to reimburse TDC €34,409 (approximately $45,000) to cover the costs of a start-up bonus and a 2005 performance bonus paid by TDC to Mr. Wurtz. For the period from May 2006 until the end of Mr. Wurtz’s service to the Company, the Company has agreed to pay TDC €18,000 (approximately $24,000) per month to cover some of the monthly costs incurred by TDC for employing Mr. Wurtz. The Company is responsible for paying the monthly costs for Mr. Wurtz’s Budapest apartment (approximately $3,000 per month).

As previously announced, Messrs. Holm and Wurtz are expected to resign following the closing of the Company’s acquisition of Invitel. The closing of the acquisition is subject to the satisfaction of customary closing conditions, including receipt of Hungarian and Romanian regulatory approvals, and is expected to close in the first half of 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HUNGARIAN TELEPHONE AND CABLE CORP.

Date: March 7, 2007	By:	/s/ Peter T. Noone
Peter T. Noone
General Counsel

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